Exhibit 99.1

Resource REIT, Inc. Completes Merger of Three REITs

Transactions create a $3 Billion self-managed apartment REIT

Philadelphia, PA (January 29, 2021) – Resource REIT, Inc. (“Resource”), formerly known as Resource Real Estate Opportunity REIT II, Inc., announced today that it has completed its mergers with Resource Real Estate Opportunity REIT, Inc. (“Resource REIT I”) and with Resource Apartment REIT III, Inc. (“Resource REIT III”).

“We are extremely excited about the completion of the mergers and the strategic positioning of the combined company for the future,” said Alan Feldman, chairman and CEO of Resource. “This has been a long, difficult and unrelenting past year for the country and for those around the world. At Resource, our team has been laser focused on operating our assets expertly throughout the pandemic and simultaneously working towards the successful completion of the mergers. The combined $3 billion company with 51 apartment communities, located in some of the strongest suburban markets in the country, is well-positioned to take advantage of multifamily investment opportunities in the coming years.”

About Resource REIT, Inc.

Resource REIT is a self-managed real estate investment trust that owns a diverse portfolio of suburban apartment communities in targeted markets across the United States. Focused on long-term returns to generate income, the REIT owns approximately $3 billion of multifamily properties across 15 states as of December 31, 2020.

Forward-looking Statements

This press release contains statements that constitute “forward-looking statements,” as such term is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such statements are intended to be covered by the safe harbor provided by the same. These statements are based on management’s current expectations and beliefs and are subject to a number of trends and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements; no assurance can be given that these expectations will be attained. Factors that could cause actual results to differ materially from these expectations include, but are not limited to, the potential adverse impact of the ongoing pandemic related to COVID-19 and the related measures put in place to help control the spread of the virus on the operations of the REIT and its tenants, which impact remains highly uncertain; availability of suitable investment opportunities; changes in interest rates; the availability and terms of financing; general economic conditions; market conditions; legislative and regulatory changes that could adversely affect the business; and other factors, including those set forth in the Risk Factors section of the REIT’s most recent Annual Report on Form 10-K for the year ended December 31, 2019, as updated by the subsequent Quarterly Reports on Form 10-Q for the periods ended September 30, 2020 and filed with the SEC, and other reports filed by the REIT with the SEC, copies of which are available on the SEC’s website, www.sec.gov. Resource undertakes no obligation to update these statements for revisions or changes after the date of this communication, except as required by law.

Contacts

Marianne McGuire

Chief Marketing Officer

T: 267-256-5964

E: mmcguire@resourcereit.com